Exhibit 10.2

Marcus & Millichap, Inc.

Amended & Restated Death & Disability Policy

Objective: The purpose of this Amended & Restated Death & Disability Policy is to ensure that equity ownership is protected upon (i) the death or disability of a member of senior management; and (ii) to align the Company’s policy with “best practices”.

Death: Upon a termination of employment because of death, if the employee has been with the Company for at least one year, the Company will provide to the executive’s estate:

Roles Covered	Death Benefits

Members of the Board of Directors; Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer, Chief Operating Officer, Executive Vice Presidents/Group Managers & other C-Suite Executives; Non-Section 16 reporting Division Managers, Regional Managers and other senior executives designated by the Board	• full acceleration of all outstanding and unvested RSU’s (RSA’s for Members of the Board of Directors) at the time of termination.

Disability: Upon a termination of employment because of Disability (as defined below), if the employee has been with the Company for at least one year, the Company will provide to executive:

Roles Covered	Disability Benefits

Members of the Board of Directors; Chief Executive Officer; Chief Financial Officer, Chief Administrative Officer, Chief Operating Officer, Executive Vice Presidents/Group Managers & other C-Suite Executives; Non-Section 16 reporting Division Managers, Regional Managers and other senior executives designated by the Board

•  full acceleration of all outstanding and unvested RSU’s (RSA’s for Members of the Board of Directors) at the time of termination; and

•  reimbursement for the full amount of the employer and employee share of the premiums for continued coverage of the employee and employee’s spouse and dependents under the Company’s Welfare Benefits, pursuant to COBRA as applicable, for a period of one year after the date of termination of this Agreement or until and to the extent the employee is covered by comparable Welfare Benefits, whichever occurs first, and in the event such continued coverage is not allowed by law or the Company’s Welfare Benefits plans, the employee shall be entitled to the cash equivalent of the premiums for such benefits (not applicable to Members of the Board of Directors).

Notwithstanding the foregoing, if the employee finds other employment during the payment period, then the employee shall promptly notify the Company in writing of the date and terms of such employment and the Company shall be entitled to reduce the amount payable to the employee during the period from the commencement of such other employment by the cash compensation received and to be received by the employee for services rendered in connection with such other employment. The Company reserves the right to provide this benefit through a policy of insurance.

Definitions:

“Disabled” or “Disability” shall mean the following: “the inability of such Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.”

Adopted: August 3, 2021

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